Exhibit 99.1
Neustar Reports Results for First Quarter 2017

STERLING, VA, May 4, 2017 — Neustar, Inc. (NYSE: NSR), a trusted, neutral provider of real-time information services, today announced results for the quarter ended March 31, 2017.
Neustar reported revenue of $293.2 million for the first quarter of 2017, with Information Services revenue of $164.9 million. Marketing Services contributed $65.0 million in revenue from services that help customers promote their businesses and mitigate risk. Security Services contributed $46.9 million in revenue from services that direct Internet traffic, resolve Internet queries, protect against DDoS attacks, and administer domain-name registries. Data Services contributed $53.0 million in revenue from services that enable clients to process decisions and transactions in real time. NPAC Services contributed $128.3 million in revenue.
Net income for the first quarter of 2017 totaled $45.4 million, or $0.80 per share.
Neustar ended the quarter with cash and cash equivalents of $47.0 million and outstanding debt under its credit facilities and senior notes of $751.6 million. During the quarter, Neustar paid $77.4 million of principal under its term loan facility, including $50.0 million in voluntary prepayments of principal.
This press release is available on the company’s website under the Investor Relations tab.
About Neustar, Inc.
Every day, the world generates roughly 2.5 quadrillion bits of data. Neustar isolates certain elements and analyzes, simplifies and edits them to make precise and valuable decisions that drive results. As one of the few companies capable of knowing with certainty who is on the other end of every interaction, we’re trusted by the world’s great brands to make critical decisions some 20 billion times a day. We help marketers send timely and relevant messages to the right people. Because we can authoritatively tell a client exactly who is calling or connecting with them, we make critical real-time responses possible. And the same comprehensive information that enables our clients to direct and manage orders also stops attackers. We know when someone isn’t who they claim to be, which helps stop fraud and denial of service before they’re a problem. Because we’re also an experienced manager of some of the world’s most complex databases, we help clients control their online identity, registering and protecting their domain name, and routing traffic to the correct network address. By linking the most essential information with the people who depend on it, we provide more than 11,000 clients worldwide with decisions-not just data. More information is available at www.neustar.biz.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2016	2017
	(unaudited)
Revenue	$287,298	$293,186
Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	91,351	87,916
Sales and marketing	55,323	56,557
Research and development	7,549	6,672
General and administrative	27,518	28,360
Depreciation and amortization	38,482	34,927
Restructuring charges	2,664	27
Separation costs	—	1,789
	222,887	216,248
Income from operations	64,411	76,938
Other (expense) income:
Interest and other expense	(17,111)	(12,271)
Interest income	174	72
Income before income taxes	47,474	64,739
Provision for income taxes	16,099	19,296
Net income	$31,375	$45,443
Net income per common share:
Basic	$0.58	$0.82
Diluted	$0.57	$0.80
Weighted average common shares outstanding:
Basic	53,953	55,311
Diluted	54,940	57,022

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2016	March 31, 2017
	(audited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$45,773	$47,048
Restricted cash	2,283	2,141
Accounts receivable, net	207,595	188,930
Unbilled receivables	19,795	15,618
Prepaid expenses and other current assets	41,680	35,867
Deferred costs	11,469	10,909
Income taxes receivable	13,586	612
Total current assets	342,181	301,125
Property and equipment, net	145,821	149,363
Goodwill	1,168,982	1,172,792
Intangible assets, net	423,957	405,429
Other assets, long-term	17,771	16,670
Total assets	$2,098,712	$2,045,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,095	$22,569
Accrued expenses	134,545	97,959
Deferred revenue	91,188	96,035
Notes payable	103,725	89,219
Capital lease obligations	1,457	470
Other liabilities	11,632	9,306
Total current liabilities	363,642	315,558
Deferred revenue, long-term	22,437	22,850
Notes payable, long-term	702,946	642,750
Deferred income tax liabilities, long-term	35,088	41,131
Other liabilities, long-term	53,298	53,257
Total liabilities	1,177,411	1,075,546
Total stockholders’ equity	921,301	969,833
Total liabilities and stockholders’ equity	$2,098,712	$2,045,379

Contact Info:

Investor Relations Contact: Dave Angelicchio (571) 434-3443 InvestorRelations@neustar.biz	Press Contact: Carolin Bachmann (415) 659-6466 PR@neustar.biz